FEDERAL HOME LOAN BANK OF BOSTON

2024 EXECUTIVE INCENTIVE PLAN

Purpose:

The Federal Home Loan Bank of Boston (Bank) has established an Executive Incentive Plan (EIP) to:

•Promote achievement of the Bank’s financial plan and strategic objectives as spelled out in the 2024 Strategic Business Plan;
•Provide a total rewards package that is competitive with other financial institutions in the employment markets in which the Bank competes, including other Federal Home Loan Banks; and
•Facilitate the retention and commitment of those in key leadership roles.

Guiding Principles:

The 2024 EIP is intended to:

•Reflect the Bank’s commitment to its mission of providing reliable liquidity and funding to member institutions and supporting affordable housing and community development.
•Reflect a reasonable assessment of the Bank’s financial situation and prospects.
•Reinforce and reward the Bank’s commitment to conservative, prudent, sound risk management practices and preservation of the par value of the Bank’s capital stock.
•Tie a significant percentage of incentive awards to the long-term financial condition and performance of the Bank.
•Recognize the importance of individual performance through metrics linked to the Bank’s strategic goals and/or objectives of the participant’s principal functions and independent of the areas that they monitor.

Incentive Goals for Participants:

The incentive goals for all participants are summarized in the following table with more detail in Appendix A. Levels of achievement for the Core Return on Equity goal have been rounded. Year-end results will be rounded for award calculations.

Goal	Weighting		Threshold	Target	Excess
	Non ERM	ERM
Core Return on Equity, subject to risk limits	30%	20%	5.09%, as adjusted for interest rates[1]	6.36%, as adjusted for interest rates[1]	7.63%, as adjusted for interest rates[1]
Bank wide ERM initiatives	0%	35%	As documented in Appendix A	As documented in Appendix A	As documented in Appendix A
Housing and Community Development Mission Goal
A.Member Users of HCI Programs	10%	10%	179	223	268
A.Voluntary Program Commitments	10%	5%	Launch current voluntary programs by 4/30/24 and commit 90% of allocated subsidies	Threshold, and commit 97% of allocated subsidies to current programs	Target, and launch new voluntary program targeting CDFIs and commit 90% of allocated subsidies
A.Community Investment Advance Programs	10%	5%	$321 million	$535 million	$749 million
Depository Member Product Utilization	10%	0%	314	348	383
Insurance Member Advances Utilization	5%	0%	80	95	109
Operational Risk Reduction	15%	15%	Operational Risk Committee to recommend development of risk mitigation plans for 8 business workflows by 4/30/24[2]	Threshold, Bank management to develop risk mitigation plans for 8 business workflows and implement 2 plans by 12/31/24	Target, and implement 2 additional risk mitigation plans by 12/31/24.
DEI Leadership Alignment - Each Senior leader must have an approved and documented experience or business result in the internal, external or both dimensions of our Bank’s DEI Strategic Plan by 12/15/24	10%	10%	All participants (100%) will have submitted documentation, and received approval for their identified internal or external experience(s) or business results; including, a business-aligned statement and tentative experience completion date.	Threshold, and by 12/15/24, all experiences identified would be complete and supporting documentation provided.	Target, and at least 50% of eligible participants have completed two or more experiences impacting our Bank’s DEI Strategic Plan by 12/15/24.

1 Each of the performance levels will be adjusted up/(down) by 0.9 basis point for every basis point by which the average daily federal funds rate is greater than/ (less than) the 4.55% rate assumed in the 2024 Rebaseline Forecast.

2     The Threshold level of performance also requires the achievement of certain regulatory goals during 2024.

Incentive Opportunity:

Eligible participants will be assigned an incentive award opportunity that is expressed as a percentage of the incumbent’s 2024 base salary at year-end, as illustrated in the chart below.

	Incentive Opportunity as a Percent of Base Salary[3]
	Threshold	Target	Excess
President	50.00%	75.00%	100.00%
COO & CFO	36.00%	60.00%	84.00%
Tier I	30.00%	50.00%	70.00%
Tier II	17.50%	35.00%	52.50%
Tier III	12.50%	25.00%	37.50%

Goal achievement and individual awards for the above goals will be calculated at the conclusion of 2024 based on results as of December 31, 2024. Awards will be calculated based on interpolation of results for all goals except for Part (B) of the Housing Mission Goal, the Operational Risk Reduction Goal, and the DE&I goal. No award will be paid for performance less than threshold for any given goal. No incremental award will be paid for results above excess for any given goal.

The President, COO & CFO, and participants in Tier I will be eligible to receive fifty (50) percent of such award in a cash payment, participants in Tier II will be eligible to receive sixty (60) percent of such award in a cash payment. The remaining portion will be treated as a deferred award. Except as otherwise described under EIP Administration, the participant must be employed by the Bank on December 31, 2024, in order to receive the cash portion of an award.

The performance metrics in this EIP require substantial time and effort to compile and verify, culminating in the final approval of the board of directors and the review of the Federal Housing Finance Agency (FHFA), if required. The cash portion of the award will be deemed earned upon conclusion of this process and paid shortly thereafter, but no later than March 15.

Payment of the deferred award will be made in March 2027, subject to the criteria noted below.

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3 Maximum incentive payable in March of any year equals 100% of the plan year base salary.

Deferred Portion of Award Payable after Year-End 2026 (excludes Tier III participants):

The EIP is intended to align participants’ compensation with not only the Bank’s performance in the plan year, but also the longer-term financial health and stability of the Bank. Participants are expected to maintain ongoing vigilance with respect to business results achieved in 2024 and to actively participate in any reconciliation or remediation of those 2024 results as may be warranted. As such, each earned award under the EIP includes a portion equal to the deferred portion of the 2024 award with an interest credit based on the compounded average of daily SOFR from 1/1/2025 to 12/31/2026.4

In addition, to ensure continuing alignment between the Bank’s longer-term financial health and stability, the following conditions must be satisfied for participants to receive the deferred award:

•The participant is in employment with the Bank on December 31, 2026, or otherwise meets employment-related requirements described below in EIP Administration, and
•Depending on the role of the plan participant, and subject to the discretion of the board of directors, or the President & CEO, the deferred award calculated above may be reduced (but not to a number that is less than zero) for all participants or for an individual participant, as applicable, if, during calendar years 2025 and/or 2026, any of the following occur such that if it had occurred prior to the year-end 2024 calculations, it would have negatively impacted the goal results and reduced the associated payout calculation:
ooperational errors or omissions resulting in material revisions to (A) the 2024 financial results, (B) information submitted to FHFA supporting the goal results or payout calculation, or (C) other data used to determine the combined award at year-end 2024;
osubmission of significant information to the SEC, Office of Finance and/or FHFA materially beyond any deadline or applicable grace period, other than late submissions that are caused by acts of God or other events beyond the reasonable control of the participants; or
ofailure by the Bank to make sufficient progress, as determined by the FHFA, in the timely remediation of examination and other supervisory findings relevant to the goal results or payout calculation.
•Depending on the role of the plan participant, all deferred award payouts shall be subject to the final approval of the board of directors, or the President & CEO, and review and non-objection by the FHFA (to the extent required by FHFA).

Eligible Participants:

The Executive Incentive Plan is intended to be an integral component of the Bank’s Total Reward Philosophy. Management Committee members are eligible to participate in the 2024 Executive Incentive Plan, at participation tier levels, and subject to any limitations on participation, as may be set by the Human Resources and Compensation Committee herein and/or by separate action.
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4 Federal Reserve Bank of New York provides a SOFR index that allows for a calculation of compounded averages of SOFR for a given period using the formula: SOFR Average between x and y = ((SOFR Index at y / SOFR Index at x) -1) x (360/number of calendar dates in the calculation period) where x and y are the start and end dates of the calculation period.

Other members of senior management or highly compensated employees may also be eligible for participation in the 2024 Executive Incentive Plan. For these plan participants, the President and CEO will approve participation, tier levels and any award paid. Any such participation shall be subject to any limitations as may be set by the Human Resources and Compensation Committee herein and/or by separate action.

EIP Administration:

The EIP is administered by the Human Resources and Compensation Committee of the Board of Directors (Committee), which shall have full power and binding authority to construe, interpret, and administer the EIP; to make determinations of attainment of goals, awards payable to each participant of Management Committee and any named executive officers determined in accordance with SEC regulations and to adjust plan awards for any relevant and unforeseen circumstances without the consent of any EIP participant. Such circumstances may include, without limitation, changes in business strategy, termination or commencement of business lines, impact of economic fluctuations, growth or consolidation of the membership base, net income above or below the level projected in the Bank’s Strategic Business Plan, or regulatory or other changes impacting the Bank or Bank System. The Committee shall not make adjustments for circumstances that include changes to goals, weights, or levels of achievement (other than adjustments that reduce payout amounts) without re-submission to FHFA.

The Committee reserves the right at any time to amend, suspend or terminate the EIP in whole or in part, for any reason, and without the consent of any EIP participant but will not amend the EIP without re-submission to FHFA.

The Bank’s President and Chief Executive Officer will determine an individual’s eligibility for participation in the EIP for employees who are not members of the Management Committee and make recommendations for EIP eligibility to the Human Resources and Compensation Committee of the board of directors for those in Management Committee roles.

EIP awards shall not be considered earned or payable, in whole or in part, to any participant for any reason until they are finally determined by the Bank’s President and Chief Executive Officer with the concurrence of the Committee for Management Committee members and other named executive officers as determined in accordance with SEC regulations, following the end of the plan years and following the non-objection of the FHFA (to the extent required by the FHFA). The Bank’s President and Chief Executive Officer shall determine awards payable to all other plan participants.

Participants must receive a performance rating of “Meets Expectations” or better for 2024 in order to be eligible to receive an EIP payout.

Any individual hired into an eligible position during 2024 who is granted an award shall have any such incentive award prorated based on actual base salary paid during the plan year providing he/she has served a minimum of three months in that role in 2024 and otherwise satisfies the EIP’s requirements.

If an individual becomes a participant of the EIP during the plan year, e.g. due to a job change or promotion, then any EIP award will be prorated based on days in the EIP, provided he/she serves a minimum of three months in the EIP and otherwise satisfies the plan's requirements.

Except as described below, any EIP participant who terminates employment for any reason, whether voluntarily or involuntarily, before the end of the plan year, will not be entitled to any award, except as otherwise determined by the Bank’s President and Chief Executive Officer, with the concurrence of the Committee relative to those in a Management Committee role, or other named executive officer as determined in accordance with the SEC regulations at their sole discretion and subject to review of the FHFA, if required.

•EIP participants who terminate employment with the Bank by reason of death or disability prior to December 31, 2024, or who terminate employment prior to such date and are eligible to retire5 from employment with the Bank may receive a pro rata payment of the current incentive opportunity as determined and recommended by the Bank’s President and Chief Executive Officer, with the concurrence of the Committee, if member of Management Committee or other named executive officer as determined in accordance with the SEC regulations and at their sole discretion and subject to the review of the FHFA, if required, based on the days of completed service as an EIP participant during 2024. To be eligible, the participant must complete at least six months of service in 2024 and otherwise satisfy the EIP’s requirements. For participants seeking to retire, a minimum of six months' advanced notice to the Bank will be required, and it must be determined that there has been an effective transition of responsibilities and completion of the DE&I objective leading to the retirement date in order for such individuals to be eligible for an award.

•EIP participants who terminate employment with the Bank by reason of death or disability prior to the 2024 deferred award payment date in March 2027, or who terminate employment prior to the deferred award payment date and are eligible to retire5 from employment with the Bank, may become eligible to receive a payment of the deferred award. Participants who die, become disabled, or retire5 (and meet the eligibility requirements described above) during 2024 may be eligible to receive a pro rata payment of the deferred award as determined and recommended by the Bank’s President and Chief Executive Officer, with the concurrence of the Committee if member of Management Committee or other named executive officer in accordance with the SEC regulations and at their sole discretion, and subject to review of the FHFA, if required.

Awards granted to eligible retired5 or disabled participants or beneficiaries of deceased participants will be paid at the same time as awards to all active participants. Beneficiary means the participant’s (i) surviving spouse; or (ii) duly appointed and qualified executor or personal representative or estate. The Chief Human Resources Officer may permit participants to designate other persons as beneficiaries, but no designation of a beneficiary shall be effective unless made in accordance with the procedure specified by the Administrator (CHRO) and actually received by the Administrator (CHRO) prior to the participant’s death.

The Bank may make such provisions, as it deems appropriate, for withholding payroll taxes in connection with payment of EIP awards.

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5 An employee is eligible to retire if the employee has (i) attained the age of sixty five (65) or (ii) been employed with the Bank for at least five (5) years and reached at least age sixty (60).

Appendix A - Goal Definitions

Core Return on Equity:

The metric for this goal is defined below. The required performance level for Target is based on the 2024 Strategic Business Plan Base Case projection.

To account for the expected sensitivity of Core Return on Equity to changes in interest rates, the required performance levels for Threshold, Target and Excess for 2024 will be adjusted upward or downward by 0.9 basis point for every basis point by which the average daily federal funds rate deviates from the 4.55% assumed in the Re-baselined 2024 forecast for the 2024 Business Plan.

Achievement of the goal is subject to compliance with the Bank’s Market Value of Equity to Par Stock ratio and Duration of Equity6 limits for at least 10 of the 12 months of the year. If this requirement is not met, the board of directors may use its discretion to reduce or eliminate payouts for this goal of the EIP.

Core Return on Equity =

Core Net Income divided by (Average daily balance of Capital Stock including Mandatorily Redeemable Capital Stock + Average daily balance of Retained Earnings)

Core Net Income =

Net Income – Prepayment Fees + Historical Prepayment Fee Amortization
+ Debt Retirement Costs – Historical Debt Retirement Cost Amortization
– Net Unrealized Fair Value Adjustments + Imputed Amortization of Net Premiums on Investment Securities Classified as Trading Securities
+ Interest Expense on Mandatorily Redeemable Capital Stock

Net Income = 2024 net income reported in accordance with accounting principles generally accepted in the United States of America (GAAP).

Prepayment Fees = Fee income resulting from the exercise of prepayment options on financial instruments, net of hedge unwind gain/loss.

Historical Prepayment Fee Amortization = the current-period, straight-line amortization of all historical prepayment fees (whether recognized at time of prepayment or as a yield adjustment on a modified loan) over the remaining original lives of the prepaid assets.

Debt Retirement Costs = Losses incurred under GAAP when outstanding debt is purchased for retirement or the obligation is transferred to another FHLBank, net of hedge unwind gain/loss.

Historical Debt Retirement Cost Amortization = the current-period, straight-line amortization of all historical debt retirement costs over the remaining original lives of the retired liabilities.

Net Unrealized Fair Value Adjustments = the net unrealized gains and losses as recognized under GAAP attributable to derivatives and hedging activities, whether economic hedges or ASC 815-qualifying hedge relationships, plus net unrealized gains and losses on trading securities.

Imputed Amortization of Net Premiums on Investment Securities Classified as Trading Securities = the level-yield amortization (or accretion) of purchase price premiums (or discounts) on investment securities classified as Trading Securities for which premium amortization (or discount accretion) is not recorded under GAAP but is instead imbedded within changes in fair value of the investment securities.

Interest Expense on Mandatorily Redeemable Capital Stock = Dividends declared payable to Class B Stock that has been classified as Mandatorily Redeemable Capital Stock and are thus recorded in interest expense under GAAP.

In the event that the Bank is required to adjust current period net income to correct prior period accounting errors, positive adjustments to net income resulting from the correction of prior period accounting errors are to be excluded from Core Return on Equity, while negative adjustments are to be retained in Core Return on Equity.

Rationale for the Adjustments noted above:

•The exclusion of prepayment fee income and associated debt retirement and hedge unwind gain/loss from the Core Return on Equity metric removes the potential for “windfall” compensation in the event of heavy prepayment fee income and removes a potential disincentive to prudently respond to prepayment events by excluding the otherwise punitive cost of debt retirement and swap unwind expense.
•The exclusion of net unrealized fair value adjustments is consistent with the way that management projects its financial performance and reflects the fact that these adjustments are merely timing adjustments to net income that have no net impact to the Bank’s net income if gains or losses are never realized.
•The imputed amortization (accretion) of premiums (discounts) on Trading Securities is added to recognize the level-yield expense (or income) associated with purchase price premiums (or discounts) that is otherwise imbedded within the net fair value adjustment for these securities.

The Bank may make additional adjustments, subject to approval by the board of directors and non-objection by the FHFA.

Housing and Community Development Mission Goal

(A)Member Users of HCI Programs. This goal is based on the number of members utilizing the Bank’s Housing and Community Investment (HCI) Programs, which include Jobs for New England, Housing Our Workforce, Lift Up Homeownership, the Equity Builder Program, and the Affordable Housing Program. A member user is defined as a member that enrolls (i.e., receives a commitment of funding from the HCI Program to support the member’s commitment to fund a loan to its customer) one or more qualifying transactions into the Jobs for New England, Housing Our Workforce, Lift Up Homeownership or the Equity Builder Program, or submits a completed application for the AHP program, in 2024. The total number of member users is the sum of member users in the aforementioned HCI Programs, counted separately for each program. A given member will count only once per HCI Program.

In order to avoid an outcome where the final result on this goal benefits from unanticipated increases in subsidies made available to these programs, the count of members will stop once the initial funding allocation established at the beginning of the year is exhausted. (When transactions are ordered sequentially along with cumulative subsidies, the member with the first transaction with a cumulative subsidy amount that crosses the allocated funding amount will count towards the goal if all other criteria are met; no subsequent transactions will count towards the goal.)

(B)Voluntary Program Commitments. For purposes of this component of the Housing and Community Development Mission Goal, the Bank’s voluntary programs include Jobs for New England, Housing Our Workforce, and the Lift Up Homeownership special purpose credit program. Any other voluntary programs that the Bank may implement during 2024 are not in scope for this component. The Bank will increase funding to the Lift Up Homeownership program following a successful pilot year in 2023. The Threshold level requires the Bank to launch the voluntary programs listed above by 4/30/24 and commit 90% of allocated subsidies by 12/31/24.

For Target achievement, the Bank must achieve Threshold and commit 97% of allocated subsidies by 12/31/24. For Excess, in addition to achieving Target, the Bank must develop a new voluntary lending program targeting Community Development Financial Institutions and commit 90% of allocated subsidies to that program by 12/31/24. Voluntary program subsidies are committed when a member receives a commitment of funding from the Bank to support the member’s commitment to fund a loan to a customer.

(C)Community Investment Advance Programs. The Bank provides discounted advances to members funding eligible loans supporting community investments through our Community Development Advance (CDA) and Community Development Advance Extra (CDA Extra) programs. To meet this goal, the Bank must commit the amounts shown by 12/31/24. For the purposes of this goal, an advance will be considered to have been committed when the Bank has committed to a specific product, funding amount, disbursement date, maturity date, and rate (i.e. an advance has been “opened.”)

Depository Member Product Utilization:

This goal measures utilization of the Bank’s products by depository members. References to “member” in this goal refer to depository members only. For each product category below, the Bank will determine the number of members utilizing a Bank product in that category in 2024. The goal will be based on the sum across the three categories of the number of members utilizing each product category.  A given member may be counted up to three times depending on the number of product categories in which they were a user in 2024.

1.Advances—Any advance of any type or term excluding the following: Daily Cash Manager (DCM) advances less than $100,000; Ideal Way advances; JNE advances; Affordable Housing Program advances; and CDA and CDA Extra advances. Advances must be opened in 2024 to be eligible.
2.Letters of Credit—Any Letter of Credit product issued with an effective date in 2024 or an amendment date in 2024 that increases the amount or extends the maturity date.
3.Mortgage Partnership Finance (MPF)—Any loans sold by a Participating Financial Institution into any of the MPF products in 2024.

The Bank’s performance on this goal shall be calculated as follows:

•Utilization of multiple products within a product category will count as a single instance of member utilization.
•The calculation shall be based on activity during 2024 by members with an active membership at any point during 2024.

Insurance Member Advances Utilization:

This goal measures utilization of the Bank’s advances by insurance members. References to “member” in this goal refer to insurance members only. For each of the four categories of advances below, the Bank will determine the number of members utilizing that category in 2024 and assign points based on the definitions below. The goal achievement is tabulated by the sum of the points across the four categories.

1.Daily Cash Manager (DCM) Advances: 1 point per member usage, limited to 1 point maximum per member. (Multiple uses of overnight advances by the same member will only count once.)
2.Advances with term greater than 1 day and less than 30 days: 2 points per member usage in 2024, limited to 2 points maximum per member. DCM Advances excluded. (Multiple uses of these advances by the same member will only count once.)
3.Advances with term greater than or equal to 30 days and less than 1 year: 3 points per member usage in 2024, limited to 3 points maximum per member. (Multiple uses of these advances by the same member will only count once.)
4.Advances with term greater than or equal to 1 year: 4 points for each advance in 2024. No per-member limit on the number of eligible instances.
The Bank’s performance on this goal shall be calculated as follows:
•Any advance of any type or term with an open date in 2024 is eligible, with the exception of DCM advances under $100,000, Ideal Way advances, and CDA and CDA Extra advances.
•Members may have eligible activity in each of the four categories, subject to the individual limits of each category.
•The calculation shall be based on activity during 2024 by members with an active membership at any point during 2024.
•For advances where the Bank holds the option to cancel, the final maturity of the advances shall be used to determine the term of the advance.
•For advances where the member holds the option to cancel (or floating rate advances where the member can prepay without a fee on reset dates) and the first call (reset) date is less than 1 year from the open date, the call (reset) date will determine the term of the advance and the advance will count only once.
•For advances where the member holds the option to cancel (or floating rate advances where the member can prepay without a fee on reset dates) and the first call (reset) date is one year or longer from the open date, there is no per-member limit.
•Advances with terms of 1 year or greater that are originated on the same day as part of a ladder strategy will count as one advance. A ladder strategy is defined as multiple advances of the same product type, taken by the same member on the same open date, and where all advances have terms one year or longer and fall into the same bucket defined above. A ladder strategy will count once per member per open date.

Operational Risk Reduction Goal
The purpose of the Operational Risk Reduction goal is to identify business workflows with operational risks, including cyber risks, and develop plans to mitigate such risks through system or process improvements including automation where appropriate. To achieve Threshold, the Bank’s Operational Risk Committee must identify 8 business workflows that will be targeted for development of risk mitigation plans and present to the Management Committee by 4/30/24. Identification of business workflows will be based on discussion with business owners regarding the likelihood of adverse events arising from human error or ineffective systems and processes, and the benefits and costs of risk mitigation. The Threshold level of performance also requires the achievement of certain regulatory goals during 2024. For Target, the Bank must develop risk mitigation plans consisting of specific proposals for system or process enhancements that would result in a reduction in operational risk for all 8 business workflows and the Bank must implement 2 risk mitigation plans by 12/31/24. For Excess, the Bank must implement 2 additional risk mitigation plans for a total of four completed operational risk mitigation projects by 12/31/24. Qualifying risk mitigation plans may include projects already approved by BTG or underway.

Increasing Plan Participants Engagement with the Bank’s DE&I Program

Each plan participant must complete the following:
•All participants (100%) will have submitted documentation, and received approval for their identified internal or external experience(s) or business results; including, a business-aligned statement and tentative experience completion date. Approval will be determined by the Bank’s President & CEO and OMWI Director.
•Target achievement: Threshold, and by 12/15/2024, all experiences identified would be executed and documented.
•Excess achievement: Target, and at least 50% of participants have completed two or more experiences impacting our Bank’s DEI Strategic Plan by 12/15/2024.

The plan participant must be visible as a DE&I advocate or champion that increases the visibility of the Bank as an employer of choice for diverse talent or attracts business partners/vendors and/or highlights how our products or activities support diversity, equity or inclusion within the communities that we serve. Members, members of the New England community and other key external stakeholders can also be positively impacted in this dimension. Internally, the plan participant must actively engage as a DE&I advocate, champion or sponsor of a Bank Business Resource Group (BRG) or a strategic initiative aligned with the capital markets, HCI, workforce, Board or supplier diversity objectives.

All participants of the EIP with the exception of retiring individuals are required to complete these expectations in order for there to be payment for this goal. All retiring individuals who are eligible for a prorated EIP payment must complete the expectations aligned with the DEI goal in order to be eligible for the incentive compensation associated with this goal.

Bank-wide ERM Initiatives:

GOAL 1:  25% weight:  Conduct a gap analysis / level comparison of existing Market Risk Metrics and their MATs and Limits against other FHLBanks (where available) and define the level of risk appetite as implied by those MATs and Limits, where applicable. Results and recommendations should be presented to Management Committee, ALCO, and the Risk Committee by:

Excess: 7/30/24
Target: 9/30/24
Threshold: 10/31/24

GOAL 2:  25% weight:  Review and recommend changes to the Operational Risk Committee charter to support operational risk monitoring and remediation efforts Bank-wide. Also, conduct a gap analysis / level comparison of existing Operational Risk Metrics and their MATs and Limits against other FHLBanks (where available) and define the level of risk appetite as implied by those MATs and Limits, where applicable. Results and recommendations should be presented to Management Committee, the Operational Risk Committee, and the Risk Committee by:

Excess: 6/30/24
Target: 9/30/24
Threshold: 10/31/24

GOAL 3:  25% weight:  Develop a continuously updated ERM Dashboard containing key risk, market, operational and business indicators such as interest rates, liquidity levels, capital metrics, advance balances, operational exceptions, etc; all information deemed relevant by ERM Management to provide daily insight necessary to assess the current risk level(s) of the Bank. Primary usage is daily oversight by ERM Management; however, the intent is a conduit application to the production of risk dashboards for internal and Board level committees by:

Excess: 9/30/24
Target: 10/31/24
Threshold: 12/31/24

GOAL 4:  25% weight:  Develop a continuously updated Credit Risk Dashboard that would be used to monitor information on specific Members and Non-Member Counterparties potentially including, but not necessarily limited to: 1) a summary of call report information (CAMELS ratings, balance sheet / earnings trends, concentrations), 2) pledging and borrowing activity, 3) stock price and CDS spreads (as applicable), 4) recent commentary based on discussions with the member, 5) news, 6) examination reports. Development would include discussions with stakeholders about the information to be included and how it should be displayed. Primary usage would be for daily oversight by Credit Risk and ERM Management; however, the intent is also for it to be a conduit application in the production of risk dashboards for management and Board level committees by:

Excess: 9/30/24
Target: 10/31/24
Threshold: 12/31/24